                                                                     EXHIBIT 8


                      [LETTERHEAD OF SULLIVAN & CROMWELL]


                               December 16, 1996




First Tennessee National Corporation,
         165 Madison Avenue,
         Memphis, Tennessee 38103

Ladies and Gentlemen:

         As special tax counsel to First Tennessee Capital I, First Tennessee Capital II, First Tennessee Capital III, First Tennessee Capital IV (each, a "Trust"), and First Tennessee National Corporation in connection with the issuance of $300,000,000 aggregate liquidation amount of Preferred Securities of the Trusts, and assuming (i) the holder of the Common Securities of each Trust will have "substantial assets" (other than the Common Securities) within the meaning of Treasury Regulations Section 301.7701-2(d)(2) and (ii) the operative documents for the Preferred Securities described in the Prospectus and the Prospectus Supplement to which this opinion is filed as an exhibit (the "Registration Statement") will be performed in accordance with the terms described therein, we hereby confirm to you our opinion as set forth under the heading "Certain Federal Income Tax Consequences" in the Registration Statement, subject to the limitations set forth therein.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the heading "Certain Federal Income Tax Consequences" in the Registration Statement. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                       Very truly yours,


                                       SULLIVAN & CROMWELL